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                                                                       EXHIBIT 1

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                              ASSET SALE AGREEMENT


                                     BETWEEN


                                   ORBAN, INC.


                                       AND


                                CRL SYSTEMS, INC.







                                  MAY 31, 2000




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                                TABLE OF CONTENTS

                                                                                                               PAGE

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I.       THE ACQUISITION.........................................................................................1
         1.1.     PURCHASE AND SALE OF ASSETS....................................................................1
                  1.1.1.     PERSONAL PROPERTY...................................................................1
                  1.1.2.     INVENTORY...........................................................................1
                  1.1.3.     CONTRACT RIGHTS.....................................................................2
                  1.1.4.     INTELLECTUAL PROPERTY...............................................................2
                  1.1.5.     GOVERNMENTAL LICENSES, PERMITS AND APPROVALS........................................2
                  1.1.6.     ACCOUNTS RECEIVABLE.................................................................2
         1.2.     EXCLUDED ASSETS................................................................................2
                  1.2.1.     CASH................................................................................2
                  1.2.2.     ORDINARY COURSE OF BUSINESS DISPOSITIONS............................................2
                  1.2.3.     PROPERTY TO BE LEASED...............................................................2
                  1.2.4.     EMPLOYEE PLANS......................................................................2
                  1.2.5.     NAMES...............................................................................2
                  1.2.6.     ADMINISTRATIVE SYSTEMS..............................................................2
                  1.2.7.     EXCLUDED CONTRACTS..................................................................2
                  1.2.8.     SOFTWARE LICENSES...................................................................3
                  1.2.9.     OTHER SPECIFIED ASSETS..............................................................3
         1.3.     NONASSIGNABLE CONTRACTS GENERALLY..............................................................3
                  1.3.1.     NONASSIGNABILITY....................................................................3
                  1.3.2.     SELLER TO USE REASONABLE EFFORTS....................................................3
                  1.3.3.     IF WAIVERS OR CONSENTS CANNOT BE OBTAINED...........................................3
                  1.3.4.     OBLIGATION OF PURCHASER TO PERFORM..................................................3

II.      PURCHASE PRICE..........................................................................................3
         2.1.     PURCHASE PRICE.................................................................................3
         2.2.     UTILITY DEPOSIT PRORATION......................................................................4
         2.3.     NET ACCOUNTS RECEIVABLE ADJUSTMENT.............................................................4
         2.4.     TIMING OF ADJUSTMENTS..........................................................................5
         2.5.     ALLOCATION OF PURCHASE PRICE...................................................................5

III.     ASSUMPTION OF LIABILITIES...............................................................................5
         3.1.     ASSUMED LIABILITIES............................................................................5
         3.2.     RETAINED LIABILITIES...........................................................................5

IV.      REPRESENTATIONS AND WARRANTIES..........................................................................6
         4.1.     REPRESENTATIONS AND WARRANTIES OF SELLER.......................................................6
                  4.1.1.     CORPORATE MATTERS...................................................................6
                  4.1.2.     AUTHORIZATION AND EFFECT OF AGREEMENT...............................................6
                  4.1.3.     NO RESTRICTIONS AGAINST SALE OF THE ASSETS..........................................6
                  4.1.4.     COMPLIANCE WITH LAWS................................................................6
                  4.1.5.     ACCOUNTS RECEIVABLE.................................................................6
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
                  4.1.6.     TANGIBLE PERSONAL PROPERTY..........................................................7
                  4.1.7.     LEASED REAL PROPERTY................................................................7
                  4.1.8.     INTELLECTUAL PROPERTY...............................................................7
                  4.1.9.     LICENSES AND PERMITS................................................................7
                  4.1.10.    INSURANCE...........................................................................8
                  4.1.11.    LITIGATION; DECREES; WARRANTY CLAIMS................................................8
                  4.1.12.    CONTRACT RIGHTS.....................................................................8
                  4.1.13.    TAXES...............................................................................8
                  4.1.14.    ENVIRONMENTAL MATTERS...............................................................9
                  4.1.15.    CUSTOMERS AND SUPPLIERS.............................................................9
                  4.1.16.    SUFFICIENCY OF THE TOTAL ASSETS.....................................................9
                  4.1.17.    BROKERS, FINDERS AND AGENTS.........................................................9
                  4.1.18.    ASSUMED LIABILITIES.................................................................9
                  4.1.19.    EMPLOYEE PLANS; LABOR RELATIONS....................................................10
                  4.1.20.    ACCURACY OF REPRESENTATIONS AND WARRANTIES.........................................10
         4.2.     REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................................10
                  4.2.1.     CORPORATE MATTERS..................................................................10
                  4.2.2.     AUTHORIZATION AND EFFECT OF AGREEMENT..............................................10
                  4.2.3.     BROKERS, FINDERS AND AGENTS........................................................11
                  4.2.4.     HSR................................................................................11
                  4.2.5.     ACCURACY OF REPRESENTATIONS AND WARRANTIES.........................................11

V.       COVENANTS..............................................................................................11
         5.1.     INVESTIGATION BY PURCHASER....................................................................11
         5.2.     PRESS RELEASES................................................................................11
         5.3.     REGULATORY APPROVALS..........................................................................11
         5.4.     INJUNCTIONS...................................................................................12
         5.5.     OPERATION OF THE BUSINESS.....................................................................12
         5.6.     CONSENTS AND APPROVALS........................................................................12
         5.7.     EMPLOYEE MATTERS..............................................................................12
         5.8.     CERTAIN TAX MATTERS...........................................................................13
         5.9.     SATISFACTION OF CONDITIONS....................................................................13
         5.10.    INTENTIONALLY OMITTED.........................................................................13
         5.11.    NONCOMPETITION................................................................................13
         5.12.    CREDIT AGREEMENT..............................................................................13
         5.13.    SENIOR FINANCING..............................................................................14
         5.14.    CHANGE OF NAME................................................................................14
         5.15.    POST-CLOSING AUDIT............................................................................14

VI.      THE CLOSING............................................................................................14
         6.1.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SELLER...................................14
         6.2.     ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...................................14
                  6.2.1.     ACCURACY OF REPRESENTATIONS AND WARRANTIES.........................................14
                  6.2.2.     COMPLIANCE WITH COVENANTS..........................................................14
                  6.2.3.     DELIVERY OF DOCUMENTS BY OR ON BEHALF OF SELLER....................................14
         6.3.     ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER................................................14
                  6.3.1.     ACCURACY OF REPRESENTATIONS AND WARRANTIES.........................................15
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
                  6.3.2.     COMPLIANCE WITH COVENANTS..........................................................15
                  6.3.3.     DELIVERY OF DOCUMENTS BY OR ON BEHALF OF PURCHASER.................................15
                  6.3.4.     CREDIT AGREEMENT...................................................................15
         6.4.     THE CLOSING...................................................................................15
         6.5.     TERMINATION...................................................................................16

VII.     REPURCHASE TRANSACTION.................................................................................17

VIII.    SURVIVAL AND INDEMNIFICATION...........................................................................17
         8.1.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.........................................17
         8.2.     INDEMNIFICATION BY PURCHASER..................................................................17
         8.3.     INDEMNIFICATION BY SELLER.....................................................................18
         8.4.     NOTICE OF CLAIM; RIGHT TO PARTICIPATE IN AND DEFEND THIRD PARTY CLAIM.........................18
         8.5.     LIMITATIONS...................................................................................19
                  8.5.1.     EFFECT OF SCHEDULES................................................................19
                  8.5.2.     THRESHOLDS AND DEDUCTIBLES.........................................................19
                  8.5.3.     MAXIMUM LIABILITY..................................................................19
                  8.5.4.     EXCLUSIVE RIGHTS...................................................................19
                  8.5.5.     OFFSET.............................................................................19

IX.      MISCELLANEOUS PROVISIONS...............................................................................19
         9.1.     NOTICES.......................................................................................19
         9.2.     EXPENSES......................................................................................20
         9.3.     SUCCESSORS AND ASSIGNS........................................................................20
         9.4.     WAIVER........................................................................................21
         9.5.     ENTIRE AGREEMENT..............................................................................21
         9.6.     AMENDMENTS, SUPPLEMENTS, ETC..................................................................21
         9.7.     RIGHTS OF THE PARTIES.........................................................................21
         9.8.     APPLICABLE LAW; JURISDICTION..................................................................21
         9.9.     ARBITRATION...................................................................................21
         9.10.    WAIVER OF TRIAL BY JURY.......................................................................22
         9.11.    TITLES AND HEADINGS...........................................................................22
         9.12.    PASSAGE OF TITLE AND RISK OF LOSS.............................................................22
         9.13.    CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS..................................................22
         9.14.    EXECUTION IN COUNTERPARTS.....................................................................22
         9.15.    RELIANCE ON INFORMATION.......................................................................22

                                                               iii
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EXHIBITS

EXHIBIT A         Form of Note A
EXHIBIT B         Form of Note B
EXHIBIT C         Form of Assignment and Assumption Agreement and Consent of
                  Landlord to Assignment and Assumption Agreement
EXHIBIT D         Form of Assumption Agreement
EXHIBIT E         Form of Credit Agreement

SCHEDULES

Schedule 1.1.1           Owned Tangible Personal Property
Schedule 1.1.5           Licenses, Permits and Authorizations
Schedule 1.2.3           Property To Be Leased
Schedule 1.2.9           Other Specified Assets
Schedule 2.5             Allocation of Purchase Price
Schedule 4.1.4           Noncompliance With Laws
Schedule 4.1.6           Tangible Personal Property Liens
Schedule 4.1.7(a)        Parties in Possession of Property To Be Leased
Schedule 4.1.7(b)        Real Property Lease
Schedule 4.1.8           Material Intellectual Property Rights
Schedule 4.1.10          Insurance
Schedule 4.1.11          Litigation
Schedule 4.1.12(a)       Assumed Contracts
Schedule 4.1.19(a)       Employee Plans
Schedule 5.7             Severance Plans



                                                               iv
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                              ASSET SALE AGREEMENT

         This ASSET SALE AGREEMENT (this "AGREEMENT") is made and entered into as of the 31st day of May, 2000, between Orban, Inc., a Delaware corporation ("SELLER"), and CRL Systems, Inc., a Nevada corporation ("PURCHASER").

                                    RECITALS:

                  A. Seller is presently engaged in the business (the "BUSINESS") of manufacturing and selling signal processing equipment used in broadcast applications principally for radio stations.

                  B. Seller desires to Transfer (as defined herein) to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's right, title and interest in and to the rights, properties and assets owned or leased by Seller in connection with the conduct of the Business, other than the Excluded Assets (as defined herein), on the terms and subject to the conditions set forth in this Agreement.

                  C. Seller desires to delegate to Purchaser, and Purchaser is willing to assume from Seller, the Assumed Liabilities (as defined herein), on the terms and subject to the conditions set forth in this Agreement.

                  D. Seller agrees to accept a portion of the Purchase Price in the form of promissory notes, on the terms and conditions set forth in the Credit Agreement, dated as of even date with this Agreement between Purchaser and Seller (the "CREDIT AGREEMENT").

         NOW, THEREFORE, the parties hereto agree as follows:

                               I. THE ACQUISITION

         1.1. PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions hereof, at the Closing (as defined herein), Seller will sell, transfer, grant, convey, assign and deliver ("TRANSFER") to Purchaser, and Purchaser will purchase and accept from Seller, all of Seller's right, title and interest in and to the rights, properties and assets owned or leased by Seller in connection with the conduct of Business as of the date hereof, or acquired by Seller in connection with the conduct of Business between the date hereof and the Closing Date (as defined herein), including all of Seller's right, title and interest in and to the rights, properties and assets described in this Section
1.1 (collectively the "ASSETS"):

                  1.1.1. PERSONAL PROPERTY. The furnishings, furniture, equipment, tools, supplies, spare parts, computers, printers, files, books, records, and all other tangible personal property owned by Seller, including those items listed or described on SCHEDULE 1.1.1 (collectively, the "OWNED TANGIBLE PERSONAL PROPERTY");

                  1.1.2. INVENTORY. All raw materials, work-in-process and finished goods inventories relating to the Business (collectively, the "INVENTORY");

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                  1.1.3. CONTRACT RIGHTS. All leases (including the Real
Property Lease (as defined herein)), agreements, and contracts relating to the Business (collectively, the "CONTRACTS");

                  1.1.4. INTELLECTUAL PROPERTY. All patents, copyrights, trademarks, trade names, service marks, and trade secrets, whether registered or unregistered, and any applications for any of the foregoing used exclusively in the Business (collectively, the "INTELLECTUAL PROPERTY RIGHTS");

                  1.1.5. GOVERNMENTAL LICENSES, PERMITS AND APPROVALS. To the extent Transferable without any cost or expense to Seller, all licenses, permits and authorizations (collectively, the "LICENSES") issued or requested to be issued by any foreign, United States, state, local or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, arbitration panel or instrumentality (collectively, "GOVERNMENTAL ENTITIES") in connection with the conduct of the Business, including to the extent transferable without any cost or expense to Seller, the licenses, permits and authorizations listed or described on SCHEDULE 1.1.5; and

                  1.1.6. ACCOUNTS RECEIVABLE. All accounts receivable arising from the conduct of the Business (the "ACCOUNTS RECEIVABLE").

         1.2. EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "EXCLUDED ASSETS") will not be included in the Assets:

                  1.2.1. CASH. Cash and equivalent assets, promissory notes owing to Seller and investment securities;

                  1.2.2. ORDINARY COURSE OF BUSINESS DISPOSITIONS. Inventory and Owned Tangible Personal Property that will have been Transferred or otherwise disposed of by Seller between the date hereof and the Closing Date in the ordinary and normal course of the conduct of the Business consistent with past practices (the "ORDINARY COURSE");

                  1.2.3. PROPERTY TO BE LEASED. The fee simple title to the real property described on SCHEDULE 1.2.3 (the "PROPERTY TO BE LEASED");

                  1.2.4. EMPLOYEE PLANS. All assets and rights held in connection with any Employee Plans (as defined herein);

                  1.2.5. NAMES. The name "HARMAN" and any similar words.

                  1.2.6. ADMINISTRATIVE SYSTEMS. Any accounting or other administrative systems that are owned and used by any Affiliate of Seller outside of the Business;

                  1.2.7. EXCLUDED CONTRACTS. Any contracts or agreements that benefit Seller's Affiliates' operations outside the Business; and


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                  1.2.8. SOFTWARE LICENSES. Any computer software licensed to
Seller other than ordinary, prepackaged consumer software such as Microsoft Word and similar packaged software.

                  1.2.9. OTHER SPECIFIED ASSETS. Any right, property or asset, including any asset leased by Seller pursuant to a Contract, that is listed or described on SCHEDULE 1.2.9.

         1.3.     NONASSIGNABLE CONTRACTS GENERALLY.

                  1.3.1. NONASSIGNABILITY. To the extent that any Contract to be Transferred pursuant to the terms of Section 1.1.3 is not capable of being Transferred without the consent, approval or waiver of a third person or entity (including a Governmental Entity), or if such Transfer or attempted Transfer would constitute a breach thereof or a violation of any law, statute, rule, regulation, ordinance, order, code, arbitration award, judgment, decree or other legal requirement of any Governmental Entity (collectively, "LAWS"), nothing in this Agreement will constitute a Transfer or an attempted Transfer thereof.

                  1.3.2. SELLER TO USE REASONABLE EFFORTS. Seller will use commercially reasonable efforts, and Purchaser will cooperate with Seller in such efforts to obtain such consents, approvals and waivers, to resolve the impracticalities of Transfer referred to in Section 1.3.1 and to obtain any other consents, approvals and waivers necessary to Transfer to Purchaser all of such Contracts.

                  1.3.3. IF WAIVERS OR CONSENTS CANNOT BE OBTAINED. To the extent that the consents, approvals and waivers referred to in Section 1.3.1 are not obtained by Seller, or until the impracticalities of Transfer referred to therein are resolved, Seller will, during the term of the affected Contract, use reasonable efforts at Purchaser's sole cost and expense to (a) provide to Purchaser the benefits of any Contract referred to in Section 1.3.1, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and (c) enforce, at the written request of Purchaser, for the account of Purchaser, any rights of Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the advice of Purchaser).

                  1.3.4. OBLIGATION OF PURCHASER TO PERFORM. Purchaser will perform the obligations arising under all Contracts referred to in Section 1.3.1 for the benefit of Seller and the other party or parties thereto, but only if Seller performs as required pursuant to Section 1.3.3.

                               II. PURCHASE PRICE

         2.1. PURCHASE PRICE. In addition to assuming the Assumed Liabilities (as defined herein), Purchaser will pay for the Assets an aggregate purchase price in the amount of $10,000,000 subject to adjustment as provided in Sections
2.2 and 2.3 (the "PURCHASE PRICE"), payable as follows: (i) $1,500,000, payable in cash by wire transfer of immediately available funds; (ii) $5,000,000, payable in the form of a promissory note ("NOTE A"), having such terms and conditions as set forth in the Credit Agreement and in the form attached hereto as EXHIBIT A; and (iii) $3,500,000, payable in the form of a promissory note ("NOTE B"), having such terms and conditions as set forth in the Credit Agreement and in the form attached hereto as EXHIBIT B


                                       3
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(Note A together with Note B, the "NOTES"). At the Closing, the Deposit will be applied as a credit to the Purchase Price.

         2.2. UTILITY DEPOSIT PRORATION. A list of all security deposits, escrows, utility deposits and other deposits of a similar nature (collectively, the "PREPAID DEPOSITS") of Seller in respect of the Business shall be provided by Seller to Purchaser on the Closing Date (the "DEPOSIT CERTIFICATE"). Purchaser shall pay to Seller on the Closing Date the aggregate amount of all items shown on the Deposit Certificate and the Prepaid Deposits reflected on the Deposit Certificate shall be included in the Assets.

         2.3.     NET ACCOUNTS RECEIVABLE ADJUSTMENT.

                  2.3.1. As used in this Agreement, "NET ACCOUNTS RECEIVABLE" means: (a) 80% of the face amount of all Accounts Receivable existing at the Closing (excluding all Accounts Receivable with a due date earlier than the 90th day prior to the Closing) minus (b) the minimum amount that would be required to be accrued on the face of a balance sheet of Seller as of the Closing prepared in accordance with Generally Accepted Accounting Principals ("GAAP") (a "CLOSING BALANCE SHEET") for trade accounts payable of Seller included in the Assumed Liabilities.

                  Within 90 days following the Closing, Purchaser will prepare (under the observation of Seller or Seller's designee) and will provide Seller with a calculation of Net Accounts Receivable. Following the preparation of the Net Accounts Receivable calculation, Purchaser and Seller will in good faith work to promptly agree on a final calculation of Net Accounts Receivable.

                  2.3.2. If Seller disagrees with Purchaser's calculation of Net Accounts Receivable, Seller may, within 30 days (the "OBJECTION PERIOD") after the delivery to Seller by Purchaser of the Net Accounts Receivable calculation, deliver a notice (the "OBJECTION NOTICE") to Purchaser disputing such calculation and setting forth Seller's calculation thereof. Any Objection Notice shall, to the extent reasonably practicable, specify in reasonable detail those items or amounts as to which Seller disagrees and the basis for disagreement. Except with respect to the items set forth in the Objection Notice and items affected by the disputed items, Seller shall be deemed to have agreed with all other items and amounts contained in Purchaser's Net Accounts Receivable calculation.

                  2.3.3. If an Objection Notice shall be properly and timely delivered, Purchaser and Seller shall cause the Los Angeles office of PricewaterhouseCoopers LLP (or, if they are unable or unwilling to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller (which shall not have any material relationship with Purchaser or Seller)) (the "ACCOUNTANTS") to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the final Net Accounts Receivable. In making such calculation, the Accountants shall consider only those items or amounts in Purchaser's calculation of Net Accounts Receivable as to which Seller has, in the Objection Notice, disagreed and such other issues as may reasonably be affected by the items as to which Seller has disagreed. The Accountants shall deliver to Purchaser and Seller, as promptly as practicable, a written report setting forth their calculation of the disputed items. Absent manifest


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error, such report shall be final and binding upon Purchaser and Seller. The cost of such review and report shall be divided equally between Purchaser and Seller.

                  2.3.4. Each of Purchaser and Seller will cooperate and assist in the preparation of the Net Accounts Receivable calculation and in the conduct of the reviews referred to in this Section 2.3, including, without limitation,
(a) Purchaser making available to the extent reasonably necessary or helpful any books, records and personnel relating to the Assets, the Accounts Receivable and trade accounts payable included in the Assumed Liabilities or the Business and
(b) Seller making available to the extent reasonably necessary or helpful any books, records and personnel of Seller.

                  2.3.5. Within 30 days following the determination of Net Accounts Receivable, Seller will pay Purchaser an amount equal to the amount by which, if any, Net Accounts Receivable are less than $0.00.

         2.4. TIMING OF ADJUSTMENTS. All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

         2.5. ALLOCATION OF PURCHASE PRICE. The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets. Purchaser and Seller have agreed that the Purchase Price will be allocated among the Assets in the manner set forth in SCHEDULE 2.5. Purchaser and Seller will allocate the Purchase Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns (as defined herein) and reports prepared and filed by or for either of Purchaser or Seller.

                         III. ASSUMPTION OF LIABILITIES

         3.1. ASSUMED LIABILITIES. Subject to Section 3.2 hereof, as of the Closing, Purchaser will assume and thereafter in due course pay, perform and discharge the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

                  3.1.1. All liabilities and obligations of Seller arising under the terms of the Contracts.

                  3.1.2. All accounts payable and other liabilities and obligations (whether fixed or contingent) of Seller arising out of or incurred in connection with the conduct or operation of the Business or use of the Assets at the Property To Be Leased including, without limitation, all warranty obligations, capital lease obligations, and employee benefit, salary and severance obligations.

         3.2. RETAINED LIABILITIES. Seller will retain, and Purchaser will not assume, liabilities with respect to, any liabilities or obligations of Seller that relate to long-term or short-term bank debt obligations of Seller, any Taxes that are income Taxes, or any Taxes due prior to the Closing Date (collectively the "RETAINED LIABILITIES").


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                       IV. REPRESENTATIONS AND WARRANTIES

         4.1. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

                  4.1.1. CORPORATE MATTERS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to conduct business as a foreign corporation in each other jurisdiction in which its ownership or lease of property or conduct of the Business requires such qualification under applicable Laws.

                  4.1.2. AUTHORIZATION AND EFFECT OF AGREEMENT. Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement to be performed by Seller. The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated by this Agreement to be performed by Seller have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

                  4.1.3. NO RESTRICTIONS AGAINST SALE OF THE ASSETS. Except as set forth on SCHEDULE 4.1.3, to Seller's knowledge, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any Assumed Contract, except where such conflict, violation, default, termination, cancellation or acceleration would not have a material adverse effect on the continued conduct of the Business or Purchaser's use of the Acquired Assets or the Property To Be Leased (collectively, the "TOTAL ASSETS") taken as a whole ("MATERIAL ADVERSE EFFECT"). To Seller's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any applicable Law in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it, except where the failure to obtain or make such consent, approval, order, authorization, resolution, declaration or filing would not have a Material Adverse Effect.

                  4.1.4. COMPLIANCE WITH LAWS. Except as described on SCHEDULE 4.1.4, to Seller's knowledge Seller has complied with all Laws applicable to it, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on SCHEDULE 4.1.4, Seller has not received any written notice of any violation of any Law, or any potential liability under any Law, which violation or liability would have a Material Adverse Effect.

                  4.1.5. ACCOUNTS RECEIVABLE. The Accounts Receivable are ordinary trade receivables that have arisen from bona fide transactions in the Ordinary Course. To Seller's knowledge, the Accounts Receivable are not subject to any presently existing claim of offset or rebate.

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                  4.1.6.   TANGIBLE PERSONAL PROPERTY.

                  (a) Seller has marketable title to the Owned Tangible Personal Property, and the Owned Tangible Personal Property is free and clear of all liens, mortgages, security interests, preemptive purchase rights or other similar encumbrances (collectively, "LIENS"), except for Permitted Tangible Personal Property Liens (as defined herein) and any additional Liens listed or described in SCHEDULE 4.1.6.

                  (b) The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser title to the Owned Tangible Personal Property and Inventory, free and clear of all Liens, except for (i) Liens for current property Taxes or governmental charges or levies which are not yet due and payable and (ii) Liens listed or described on
SCHEDULE 4.1.6 and marked with an "*" (the Liens described in the foregoing clauses (i) and (ii) being collectively referred to herein as "PERMITTED TANGIBLE PERSONAL PROPERTY LIENS").

                  (c) To Seller's knowledge, the Owned Tangible Personal Property is in working order, reasonable wear and tear excepted.

                  4.1.7. LEASED REAL PROPERTY. The Property To Be Leased constitutes all of the real property used by Seller in connection with the conduct of the Business. Except as described on SCHEDULE 4.1.7(a), Seller has not sublet, as sublessor, and no third party is in possession of, any of the Property To Be Leased. The real property lease (the "REAL PROPERTY LEASE"), a copy of which is attached hereto as SCHEDULE 4.1.7(b) pursuant to which Seller leases the Property To Be Leased is, to Seller's knowledge, in full force and effect and no default on the part of Seller exists.

                  4.1.8. INTELLECTUAL PROPERTY. (a) SCHEDULE 4.1.8 lists or describes all material registered patents, copyrights, trademarks, trade names, service marks and applications therefor used in the conduct of the Business (collectively, the "SCHEDULED INTELLECTUAL PROPERTY RIGHTS").

                  (b) Seller has title to, or the valid and enforceable right to use, the Scheduled Intellectual Property Rights free and clear of all Liens. The delivery to Purchaser at the Closing of the instruments of Transfer contemplated by this Agreement will vest title to the Scheduled Intellectual Property Rights owned by Seller in Purchaser, free and clear of all Liens.

                  (c) Seller has title to, or a valid and enforceable right to use, the intellectual property consisting of Version 3.0 of Audicy as used in Seller's current product lines, free and clear of all Liens. The delivery to Purchaser at the Closing of the instruments of Transfer contemplated by this Agreement will vest title to the rights of Seller in Version 3.0 of Audicy in Purchaser, free and clear of all Liens.

                  4.1.9. LICENSES AND PERMITS. SCHEDULE 1.1.5 contains a true and complete list of all material Licenses owned or held by Seller. To Seller's knowledge, each of the Licenses is valid and in full force and effect, and Seller is in compliance with all the provisions of the Licenses except where such invalidity, non-effectiveness or non-compliance would not have a Material Adverse Effect.

                  4.1.10. INSURANCE. SCHEDULE 4.1.10 sets forth a true and complete list of all policies of property, casualty, liability and other forms of insurance of Seller covering any portion of the Total Assets or aspect of the Business. Except as set forth on SCHEDULE 4.1.10, to Seller's knowledge all such insurance is in full force and effect and Seller is not in default under any such policies.

                  4.1.11. LITIGATION; DECREES; WARRANTY CLAIMS. Except as listed or described on SCHEDULE 4.1.11, there are no pending or, to the knowledge of Seller, threatened lawsuits or administrative or other proceedings against Seller arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the conduct of the Business, or otherwise pertaining to or affecting the Total Assets that would have a Material Adverse Effect if decided adversely, and Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuits or proceedings that would have a Material Adverse Effect if decided adversely.

                  4.1.12.   CONTRACT RIGHTS.

                  (a) SCHEDULE 4.1.12(a) contains a true and complete list of all written Contracts other than (i) Contracts entered into with unaffiliated third parties in the Ordinary Course which are not material to the conduct of the Business, which are terminable without payment of premium or penalty at will or upon not more than 30 days' notice, or which impose monetary obligations not in excess of $100,000, and (ii) Employee Plans (as defined herein). Except as set forth on SCHEDULE 4.1.12(a), no Contract listed or described on SCHEDULE 4.1.12(a) has been amended. Seller heretofore has provided or made available to Purchaser true, complete and correct copies of each of the Contracts listed or described on SCHEDULE 4.1.12(a).

                  (b) To Seller's knowledge (i) Seller has performed all obligations required to be performed by it to date under the Contracts, (ii) Seller has not improperly terminated and is not in breach or default under such Contracts, and (iii) each of the Contracts is in full force and effect and is a legal, binding and enforceable obligation of Seller.

                  4.1.13.   TAXES.

                  (a) Seller has (i) filed or caused to be filed with the appropriate Governmental Entities all returns, declarations, reports and information returns or statements relating to Taxes, including any amendments thereto ("TAX RETURNS"), required to be filed by it on or prior to the Closing Date (taking into account all extensions of due dates). All such Tax Returns were correct and complete in all material respects, and all amounts in respect of Taxes due to or claimed to be due by any Governmental Entity or other taxing authority or any other person or entity from Seller have been fully and timely paid.

                  (b) For purposes of this Agreement, the term "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, property, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes.

                  4.1.14. ENVIRONMENTAL MATTERS.

                  (a) Except in compliance with all applicable Environmental Requirements, (i) neither the Seller nor, to Seller's knowledge, any other person or entity has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Property To Be Leased or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials (as defined herein) on, under, in or about the Property To Be Leased, in violation of any Law, except where such violation would not have a Material Adverse Effect; and (ii) to Seller's knowledge no Hazardous Materials have migrated from the Property To Be Leased to, upon, about or beneath other properties in violation of any Law, except where such violation would not have a Material Adverse Effect.

                  (b) To Seller's knowledge, Seller is in compliance with all laws pertaining to existence, handling, use, generation, treatment, storage, reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials except where such noncompliance would not have a Material Adverse Effect. To Seller's knowledge, Seller has filed all reports relating to Hazardous Materials required to be filed by Seller pursuant to any applicable Law.

                  (c) For purposes of this Agreement, the term "HAZARDOUS MATERIALS" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) which is or has been identified as a potential hazardous waste, or hazardous substance, under any applicable Law, or
(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been specifically identified as regulated by any Governmental Entity.

                  4.1.15. CUSTOMERS AND SUPPLIERS. Seller is not involved in any material claim or controversy with any material customer or supplier.

                  4.1.16. SUFFICIENCY OF THE TOTAL ASSETS. The Total Assets constitute all of the properties, assets and rights required for the continued conduct of the Business as presently conducted.

                  4.1.17. BROKERS, FINDERS AND AGENTS. Seller has not taken any action that would directly or indirectly obligate Seller, Purchaser or anyone else to anyone acting as a broker, finder, financial advisor or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

                  4.1.18. ASSUMED LIABILITIES. The face amount of all Accounts Receivable existing at the Closing (excluding all Accounts Receivable with a due date earlier than the 90th day prior to the Closing) shall be at least equal to
(i) the minimum amount that would be required to be accrued on a Closing Balance Sheet for the Assumed Liabilities less (ii) the trade accounts payable of Seller included in the Assumed Liabilities.

                  4.1.19. EMPLOYEE PLANS; LABOR RELATIONS.

                  (a) For purposes of this Agreement, the term "EMPLOYEE PLAN" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than a multiemployer plan within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLAN"), sponsored or maintained by Seller or to which Seller contributes or is obligated to contribute. The term "EMPLOYEE" means any person presently employed by Seller in the Business and includes, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee. Except as set forth on SCHEDULE 4.1.19(a), each Employee Plan that provides benefits to an Employee has been maintained in all material respects in accordance with its terms and applicable Law except where the failure to do so would not result in a Material Adverse Effect. Seller has delivered to Purchaser, a summary or description of the Employee Plans under which any Employee participates or has accrued any rights, or under which Seller is liable in respect of any Employee.

                  (b) (i) Seller is not party to or subject to any collective bargaining agreements with respect to any Employees, (ii) to Seller's knowledge there are no controversies, disputes or proceedings pending or threatened between Seller and any Employees (singly or collectively) except where the resolution of the controversy, dispute or proceeding will not have a Material Adverse Affect, (iii) to Seller's knowledge no labor union or other collective bargaining unit represents or claims to represent any of the Employees, and (iv) to Seller's knowledge, there is no union campaign being conducted to solicit cards from Employees to authorize a union to request a National Labor Relations Board certification election with respect to any Employees.

                  4.1.20. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in Section 4.1 of this Agreement will be true and correct on the Closing Date as if made anew on and as of such date.

         4.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                  4.2.1. CORPORATE MATTERS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser is duly qualified to conduct business as a foreign corporation in each jurisdiction in which its ownership or lease of property or conduct of its business requires such qualification under applicable law.

                  4.2.2. AUTHORIZATION AND EFFECT OF AGREEMENT. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Purchaser. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

                  4.2.3. BROKERS, FINDERS AND AGENTS. Except for Serafin Bros., Inc., Purchaser has not taken any action that would directly or indirectly obligate Seller, Purchaser or anyone else to anyone acting as a broker, finder, financial advisor or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement. Purchaser will be responsible for any brokerage fees, finders fees, financial advisor fees, and commissions incurred by Purchaser in connection with the transactions contemplated by this Agreement.

                  4.2.4. HSR. Neither Purchaser (individually, or when aggregated with C. Jayson Brentlinger or any Affiliate of Purchaser), nor C. Jayson Brentlinger, now, or at the Closing, meets the $10 million size of person test in 15 U.S.C.ss. 18(a) and the implementing regulations in 16 C.F.R.ss. 800 et esq. Except for C. Jayson Brentlinger, no stockholder of Circuit Research Labs, Inc. owns 50% or more of the outstanding capital stock of Circuit Research Labs, Inc. entitled to vote generally in the election of directors. Circuit Research Labs, Inc. owns all of the issued and outstanding capital stock of Purchaser.

                  4.2.5. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser contained in Section 4.2 of this Agreement will be true and correct on the Closing Date as if made anew on and as of such date.

                                  V. COVENANTS

         5.1. INVESTIGATION BY PURCHASER. Prior to the Closing, Seller will afford to the officers, attorneys, accountants, environmental consultants, engineers and other authorized representatives of Purchaser full reasonable access to the facilities (including the Property To Be Leased), personnel and books and records of Seller relating to the Business so as to afford Purchaser a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Business and the Total Assets as Purchaser may reasonably desire to make, including a so-called Phase I (I.E., documentary review and walk-through site inspection) preliminary environmental evaluation. Purchaser will be permitted to prepare such extracts from or to make such copies of such books and records relating to the Business as it may reasonably desire.

         5.2. PRESS RELEASES. Prior to the Closing, no party will issue or cause the publication of, or permit any of its Affiliates to issue or cause the publication of, any press release or other public announcement (including announcements to employees of Seller) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of Seller and its Affiliates) or Seller (in the case of Purchaser and its Affiliates), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party or its Affiliates from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         5.3. REGULATORY APPROVALS. Seller and Purchaser will use their respective commercially reasonable efforts to obtain any authorizations, consents, orders and approvals of any Governmental Entity necessary for the performance of their respective obligations pursuant to this Agreement and any of the other transaction documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Seller nor Purchaser will take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.

         5.4. INJUNCTIONS. Without limiting the generality or effect of any provision of Section 5.3, if any federal, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction, decree or order dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

         5.5. OPERATION OF THE BUSINESS. During the period from the date hereof through the Closing Date, Seller will conduct the Business, operate the Total Assets and perform the Contracts in the Ordinary Course.

         5.6. CONSENTS AND APPROVALS. Seller and Purchaser will use their respective commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to Purchaser of all Contracts and Licenses which require the consent of any third party by reason of the transactions provided for in this Agreement provided, however, Seller will in no event be required to expend any sum of money to obtain such consents and assignments.

         5.7.     EMPLOYEE MATTERS.

                  (a) EMPLOYMENT. Purchaser will, or will cause one of its Affiliates to, offer employment, from and after the Closing, to all Employees (including Employees on authorized leave of absence, military leave or lay-off with recall rights), with compensation and employee benefits that in the aggregate are at least equal to the compensation and employee benefits provided to each Employee under Employee Plans in effect on the Closing Date, including without limitation severance benefits provided under any severance plan, guideline, policy or agreement listed on SCHEDULE 5.7. Nothing in this Agreement will limit Purchaser's or any of its Affiliates' right and authority to discontinue, suspend or modify the employment of any Employee or any employee benefits provided to Employees after the Closing; PROVIDED, HOWEVER, that in the event of any such discontinuance, suspension or modification Purchaser will assume and be solely responsible for any liabilities imposed upon Seller or any of its Affiliates that result from such discontinuance, suspension or modification.

                  (b) EMPLOYEE BENEFITS. Purchaser agrees that, under any employee benefit plan made available or established after the Closing for Employees, Employees will receive credit for the years of service credited to them by Seller or any of its Affiliates prior to the Closing in determining eligibility and vesting thereunder and in determining the amount of benefits under any applicable sick leave, vacation, severance or other welfare plan. Purchaser will, or will cause one of its Affiliates to, cover Employees as of the Closing under a group health plan and waive any preexisting condition limitations applicable to Employees under any group health plan made available to them, and Purchaser will, or will cause one of its Affiliates to, take all action necessary to ensure that Employees are given full credit for all co-payments and deductibles incurred under any group health plan of Seller or any of its Affiliates for the plan year that includes the Closing Date.

         5.8.     CERTAIN TAX MATTERS.

                  (a) Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Entity, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Assets, the assignment of the Real Property Lease or otherwise on account of this Agreement or the transactions contemplated hereby, will be borne by Purchaser.

                  (b) Seller and Purchaser will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

         5.9. SATISFACTION OF CONDITIONS. Without limiting the generality or effect of any provision of Article VI, prior to the Closing, Seller and Purchaser each will use commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

         5.10.    INTENTIONALLY OMITTED.

         5.11. NONCOMPETITION. For a period of two years following the Closing Date, Seller and its Affiliates (so long as such Affiliates remain Affiliates of Seller) shall not, directly or indirectly, compete in the Business as currently conducted within the territory where Seller currently transacts the Business. The provisions of this section shall not apply (i) to the extent Seller's Affiliates are, as of the Closing, engaged in any business similar to the Business, or (ii) if any of Seller or Seller's Affiliates acquires the shares in or the assets of a company or group of companies which competes with the Business so long as the competing business is not that company's or group of companies' core business and Seller or any of Seller's Affiliates, as the case may be, promptly informs Purchaser of the acquisition after the date of such acquisition, or (iii) if Seller's or any of Seller's Affiliates participation in a company or group of companies which competes with the Business is merely a financial investment.

         5.12. CREDIT AGREEMENT. At or prior to the Closing, Purchaser will have executed, and delivered to Seller, the Credit Agreement in substantially the form of EXHIBIT E and all documents required by the Credit Agreement in the forms attached thereto.

         5.13. SENIOR FINANCING. Purchaser will, as expeditiously as is commercially practicable, obtain debt financing for Purchaser to repay Note B prior to its maturity date, and, upon receipt of the proceeds of such debt financing, promptly pay Note B.

         5.14. CHANGE OF NAME. Seller agrees that within 90 days from the Closing, Seller will change its name to a name that does not include the word Orban or any part thereof or any similar words and will file with the Secretary of State of Delaware and any other necessary or proper Government Entity all documents necessary to effect such change.

         5.15. POST-CLOSING AUDIT. From and after the Closing, for a period of 60 days, Seller will, at Purchaser's sole expense, upon reasonable notice and during normal business hours and in a manner that does not disrupt the business of Seller, make available to Purchaser and Purchaser's independent auditors, all reasonably necessary books, financial records and personnel of Seller for the purpose of such independent auditors to conduct an audit of Seller's financial statements for the years ended December 31, 1998 or 1999.

                                 VI. THE CLOSING

         6.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SELLER. The obligations of each of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of the condition that there will not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any domestic jurisdiction, the effect of which prohibits the Closing.

         6.2. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Purchaser at its option:

                  6.2.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement will be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date).

                  6.2.2. COMPLIANCE WITH COVENANTS. All terms, covenants and conditions of Seller contained in this Agreement to be performed and complied with by Seller on or before the Closing Date will have been performed and complied with in all material respects.

                  6.2.3. DELIVERY OF DOCUMENTS BY OR ON BEHALF OF SELLER. At or prior to the Closing, Seller will have effected the deliveries required of it pursuant to Section 6.4(b).

         6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Seller at its option.

                  6.3.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date).

                  6.3.2. COMPLIANCE WITH COVENANTS. All terms, covenants and conditions of this Agreement to be performed and complied with by Purchaser on or before the Closing Date will have been performed and complied with in all material respects.

                  6.3.3. DELIVERY OF DOCUMENTS BY OR ON BEHALF OF PURCHASER. At or prior to the Closing, Purchaser will have effected the deliveries required of it pursuant to Section 6.4(c).

                  6.3.4. CREDIT AGREEMENT. At or prior to the Closing, Purchaser will have executed, and delivered to Seller, the Credit Agreement in substantially the form of EXHIBIT E and all documents required by the Credit Agreement in the forms attached thereto.

         6.4. THE CLOSING. (a) Subject to the fulfillment or waiver of the other conditions precedent specified in Sections 6.1, 6.2 and 6.3 hereof, the consummation of the purchase and sale of the Assets and the assignment of the Real Property Lease contemplated hereby (the "CLOSING") will take place on May __, 2000. The Closing will take place at the offices of Orban, Inc., 1525 Alvarado Street, San Leandro, California 94577.

                  (b) At the Closing, Seller will deliver to Purchaser, at the expense of Seller, the following:

                           (1) CERTIFICATES OF SELLER. A certificate of Seller, signed by an authorized officer of Seller and certifying that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied; and the Deposit Certificate.

                           (2) ASSIGNMENT AND ASSUMPTION AGREEMENT AND CONSENT OF LANDLORD TO ASSIGNMENT AND ASSUMPTION AGREEMENT. An executed Assignment and Assumption Agreement and Consent of Landlord to Assignment and Assumption Agreement, each in the form attached hereto as EXHIBIT C, from the lessor under the Real Property Lease consenting to the assignment of the Real Property Lease to Purchaser.

                           (3) TRANSFER DOCUMENTS. Such bills of sale, assignments, certificates of title and other instruments of transfer (the "TRANSFER DOCUMENTS"), duly executed by Seller, as are necessary for the Assets to Purchaser.

                  (c) At the Closing, Purchaser will deliver to Seller, at the expense of Purchaser, the following:

                           (1) CERTIFICATE OF PURCHASER. A certificate of Purchaser, dated the Closing Date and signed by an authorized officer of Purchaser, to the effect that the conditions set forth in Sections
         6.3.1 and 6.3.2 have been satisfied.

                           (2) ASSUMPTION AGREEMENT. An executed Assignment and Assumption Agreement on the form attached hereto as EXHIBIT D, from Purchaser assuming the Contracts and Assumed Liabilities.

                           (3) PAYMENT OF PURCHASE PRICE. An amount equal to the Purchase Price, including the amount described in Section 2.2.

                           (4) WARRANT. A Warrant Agreement of Circuit Research Labs, Inc. in a form reasonably satisfactory to Seller and Circuit Research Labs, Inc. with the following material terms: (i) exercisable in whole for 500,000 shares (as adjusted therein) of common stock, par value $.10 of Circuit Research Labs, Inc.; (ii) exercise price of $4.50 per share, payable in cash or by cancellation of outstanding indebtedness owed by Purchaser to Seller, and the resulting reduction of the obligations of Circuit Research Labs, Inc. under the Guarantee and Collateral Agreement (as defined in the Credit Agreement); (iii) piggyback registration rights on the capital stock for which the warrant is exercisable; (iv) a term of 3 years following the Closing Date; and (v) customary representations and warranties, including a "10b-5" representation and a representation that Circuit Research Labs, Inc. has terminated its listing agreement with the National Association of Securities Dealers.

                           (5) CERTIFICATE OF INSURANCE. A certificate of insurance evidencing insurance on the Assets and the Collateral (as defined in the Guaranty and Collateral Agreement) of the type required by the Credit Agreement and the Guarantee and Collateral Agreement and in amounts reasonably satisfactory to Seller.

         6.5. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Seller and Purchaser;

                  (b) By Seller on or after June 15, 2000 by written notice to Purchaser if any of the conditions to the obligations of Seller contained in this Agreement have not been satisfied or, if unsatisfied, have not been waived in writing by Seller on or prior to June 15, 2000;

                  (c) By Purchaser on or after June 15, 2000 by written notice to Seller if any of the conditions to the obligations of Purchaser contained in this Agreement have not been satisfied or, if unsatisfied, have not been waived in writing by Purchaser on or prior to June 15, 2000;

                  (d) By Seller or Purchaser if there will have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; and

                  Except as provided in the next sentence, in the event of termination of this Agreement under this Section 6.5, there will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except for obligations of the parties hereto under Article VIII and Sections 9.2 and 9.9 which shall survive termination of this Agreement. Nothing in this Section 6.5 shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

                           VII. REPURCHASE TRANSACTION

         If, as of the six month anniversary of the Closing Date Purchaser has not paid in full the Note B, Seller may, in its sole discretion, rescind the transactions contemplated by this Agreement and the parties to this Agreement will, subject to the terms of this Article VII, be restored, to the greatest extent possible, to their respective positions of ownership as existed immediately prior to the consummation of this Agreement. If Seller exercises its option under this Article VII to rescind the transactions contemplated by this Agreement, Seller will return the Purchase Price to Purchaser, less $750,000 which will be retained by Seller as liquidated damages to compensate Seller for the failure of Purchaser to satisfy the covenant contained in Section 5.13 and the costs, expenses and losses, including lost profits, incurred or that will be incurred as a result of Seller having to rescind the transactions contemplated by this Agreement, which costs, expenses and losses the parties hereto agree are difficult, if not impossible to predict or calculate. Upon exercise by Seller of its option under this Article VII to rescind, Purchaser shall transfer the Assets (except to the extent sold in the Ordinary Course) together with all contracts, accounts receivables and inventories of the Business, with the accounts receivable and inventory each being at levels not less than the levels delivered by Seller to Purchaser at the Closing. Seller will have the right, but not the obligation, to hire all employees employed in the Business and Purchaser will make representations to Seller about the Assets, contracts, accounts receivable, and inventory and the Business comparable to those given by Seller to Purchaser in this Agreement. Seller will not be obligated to assume any liabilities of the Business. Purchaser and Seller agree to execute all necessary or desirable instruments, certificates or agreements to facilitate the performance of, and as near as possible effect the meaning of, this article VII.

                       VIII. SURVIVAL AND INDEMNIFICATION

         8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties contained in this Agreement will be deemed to have been made on the date of this Agreement and on the Closing Date will survive the Closing Date and will remain operative and in full force and effect for a period of one year from the Closing Date.

         8.2. INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser will indemnify, defend and hold Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, attorneys' fees, accounting fees and investigation costs) (collectively, "LIABILITIES") resulting or arising from, relating to or incurred in connection with: (a) any failure of Purchaser to pay, perform and discharge any of the Assumed Liabilities, (b) any material breach of any representation or warranty of Purchaser contained in this Agreement, (c) any material breach of any covenant of Purchaser contained in this Agreement, (d) actions of Purchaser, its employees and agents under Section 5.1 or (e) the termination of any Employee by Purchaser from and after the Closing.

         8.3. INDEMNIFICATION BY SELLER. From and after the Closing, Seller will indemnify, defend and hold Purchaser, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all Liabilities resulting or arising from, relating to or incurred in connection with: (a) any failure of Seller to pay, perform and discharge any of the Retained Liabilities, (b) any material breach of any representation or warranty of Seller contained in this Agreement, (c) any material breach of any covenant of Seller contained in this Agreement.

         8.4. NOTICE OF CLAIM; RIGHT TO PARTICIPATE IN AND DEFEND THIRD PARTY CLAIM.

                  (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "THIRD PARTY CLAIM"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party will promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article VIII, except to the extent, if any, that such failure prejudices the ability of the indemnifying party to defend such Third Party Claim.

                  (b) The indemnifying party will have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party); PROVIDED, HOWEVER, that the indemnifying party will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

                  (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section 8.4, the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; PROVIDED, HOWEVER, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party and the indemnifying party from any and all liability with respect to the Third Party Claim or (ii) the indemnifying party will not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article VIII. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

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                  (d) Any indemnifiable claim hereunder that is not a Third
Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party.

         8.5.     LIMITATIONS.

                  8.5.1. EFFECT OF SCHEDULES. Notwithstanding any other provision of this Agreement, if the Closing occurs, no claim for indemnification may be asserted under Sections 8.2 or 8.3 with respect to any matter set forth in the Schedules to this Agreement.

                  8.5.2. THRESHOLDS AND DEDUCTIBLES. Notwithstanding any other provision of this Agreement or of any applicable Law, no indemnified party will be entitled to make a claim against an indemnifying party under Section 8.2(b), on the one hand, or Section 8.3(b), on the other hand, unless and until the aggregate amount of claims which may be asserted for Liabilities under Section 8.2(b), on the one hand, or Section 8.3(b), on the other hand, as applicable, exceeds $250,000 and then only to the extent of the excess.

                  8.5.3. MAXIMUM LIABILITY. Notwithstanding any other provision of this Agreement, (i) the indemnification obligations of Purchaser under
Section 8.2(b) will not exceed $2,000,000, and (ii) the indemnification obligations of Seller under Section 8.3(b) will not exceed $2,000,000.

                  8.5.4. EXCLUSIVE RIGHTS. Except as set forth in Section 6.5, as between Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, the rights and obligations set forth in this
Article VIII will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, each of the parties to this Agreement hereby (a) waives any claim or cause of action which it otherwise might assert, including without limitation under common law or federal or state securities, trade regulation or other Laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, except for claims or causes of action brought under and subject to the terms and conditions of this
Article VIII and (b) agrees that, regardless of the foregoing provisions, no party will have any liability in respect of any claim or cause of action that is or may be brought except in respect of a Liability, and then only to the extent expressly provided in this Article VIII.

                  8.5.5. OFFSET. In the event any indemnification obligation arising under Section 8.3 results in any final, non-appealable Liability of Seller, Purchaser may, at Seller's option, offset amounts owing by Seller to Purchaser against amounts owed to Seller by Purchaser under the Notes or any other obligation.

                          IX. MISCELLANEOUS PROVISIONS

         9.1. NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after

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having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)      If to Purchaser, to:

                           CRL Systems, Inc.
                           c/o Circuit Research Labs, Inc.
                           2522 West Geneva Drive
                           Tempe, AZ  85282
                           Facsimile No.:  (602) 431-8517
                           Attention:  C. Jayson Brentlinger

                  with a copy to:

                           Gust Rosenfeld PLC
                           201 N. Central Avenue
                           Suite 3300
                           Phoenix, AZ 85073
                           Facsimile No.: (602) 254-2878
                           Attention: John Hay

                  (b)      If to Seller, to:

                           Orban, Inc.
                           c/o Harman International Industries
                           8500 Balboa Blvd.
                           Northridge, California 91329
                           Facsimile No: (818) 893-7345
                           Attention:  Ed Summers, Vice President and General
                                       Counsel

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           2727 N. Harwood
                           Dallas, Texas  75201
                           Facsimile No.:  (214) 969-5100
                           Attention:  Michael Weinberg

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         9.2. EXPENSES. Except as otherwise expressly provided herein, Seller and Purchaser each will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         9.3. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other party.

         9.4. WAIVER. Either Purchaser or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any Closing Document, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         9.5. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party hereto or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

         9.6. AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

         9.7. RIGHTS OF THE PARTIES. Except as provided in Article VIII or in
Section 9.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         9.8. APPLICABLE LAW; JURISDICTION. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         9.9. ARBITRATION. In the event of any dispute concerning this Agreement, its effect, or the transactions contemplated by it, such dispute shall be settled by arbitration conducted in Maricopa County, State of Arizona before a panel of three arbitrators in accordance with the then applicable provisions of the American Arbitration Association ("AAA") using the rules of procedure of the State of New York. Each of (a) Purchaser, on the one hand, and
(b) Seller, on the other hand, will appoint one arbitrator, and those two arbitrators will appoint a third arbitrator. In the event that the two arbitrators cannot agree on a third arbitrator within 10 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the AAA in accordance with its then applicable rules. Punitive or exemplary damages will not be permitted under any circumstances. All determinations made by a majority of the arbitrators shall be final, conclusive and binding on Purchaser and Seller with costs paid by the party who does not prevail in the arbitration.

         9.10. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS OR CERTIFICATES EXECUTED IN CONNECTION HEREWITH, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR THERETO.

         9.11. TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.12. PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title and risk of loss with respect to the Total Assets will not pass to Purchaser until such Total Assets are Transferred or leased at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Pacific Time) on the Closing Date.

         9.13. CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "OR" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and VICE VERSA, (vi) the terms "SUBSIDIARY" and "AFFILIATE" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, and for purposes of Section 4.1.15, the term "AFFILIATE" includes any entity which is (or at any relevant time was) a member of a controlled group of corporations with, under common control with, or otherwise required to be aggregated with a party hereto as set forth in Section 414(b),
(c), (m) or (o) of the Code, (vii) the phrase "LIABILITIES AND OBLIGATIONS" means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under Contract, law, equity, or otherwise, and (viii) the word "INCLUDING" and similar terms following any statement will not be construed to limit the statement to the matters listed after such word or term, whether a phrase of nonlimitation such as "WITHOUT LIMITATIONS" is used. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         9.14. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         9.15. RELIANCE ON INFORMATION. Except for the information contained in this Agreement (including the Schedules and Exhibits), Purchaser acknowledges and agrees that it is not relying on any information provided by or statements made by Seller, its officers or directors.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                          ORBAN, INC.

                                            /s/ Roger Sales
                                          --------------------------------------
                                          Roger Sales, Authorized Representative

                                          CRL SYSTEMS, INC.


                                            /s/ C. Jayson Brentlinger
                                          --------------------------------------
                                          C. Jayson Brentlinger, President and
                                          Chairman of the Board